Exhibit 99.1

Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2009 Third Quarter Earnings Results

Company’s Second Orthopedic Product Candidate Enters Pivotal

Trial for Foot and Ankle Fusion Indications

Franklin, Tenn. – November 5, 2009 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and nine months ended September 30, 2009.  For the three months ended September 30, 2009, the Company reported a net loss of $7.9 million, or $0.36 per diluted share, compared to a net loss of $18.0 million, or $0.97 per diluted share, for the same period in 2008.  For the nine months ended September 30, 2009, the Company reported a net loss of $22.3 million, or $1.11 per diluted share, compared to a net income of $4.2 million, or $0.22 per diluted share, for the same period in 2008.  The Company ended the third quarter of 2009 with $69.2 million of cash, cash equivalents and short-term investments. The Company also reported $31.4 million in long term investments which includes $29.9 million invested in auction rate securities.

Comparatively, the net loss for the three and nine months ended September 30, 2008 included a $10.2 million non-cash impairment charge on the Company’s investments in auction rate securities.  Additionally, the net income for the nine months ended September 30, 2008 included a $39.3 million gain resulting from the January 2008 sale of the Company’s orofacial therapeutic business.  Excluding these items, the Company’s net loss for the three and nine months ended September 30, 2008 would have been $7.8 million, or $0.42 per diluted share, and $24.9 million, or $1.29 per diluted share, respectively.

The Company initiated patient enrollment in a pivotal study in North America to assess the safety and efficacy of Augment Injectable™ Bone Graft as a substitute for autograft in foot and ankle fusion procedures.  This randomized, controlled study is intended to support Augment Injectable product registration in the United States and Canada.  The study will incorporate approximately 300 patients, some of whom will be autograft patients that were enrolled in the Company’s Augment™ Bone Graft study.  The Augment Injectable study protocol is similar to the Augment Bone Graft study protocol so that certain control (autograft) patients already enrolled in the Augment study can be used to supplement the control group in the new study.  Up to 20 clinical centers in North America will be involved, with five sites already approved for enrollment in Canada.

The Company recently reported positive data from its North American pivotal clinical trial which demonstrated that fusion rates for Augment Bone Graft treated patients were equivalent to patients treated with autograft taken from elsewhere in the patient’s own body, but without the donor site pain and potential complications of harvesting autograft.  Additionally, the Company recently reported approval of Augment Bone Graft in Canada.

“We are gratified that our Augment Bone Graft investigators are enthusiastic about our second orthopedic product candidate, Augment Injectable, and all of the top enrolling clinical investigators have agreed to participate in this study.  This is clearly a testament to the strong data and patient benefits we’ve previously discussed, as well as the Company’s unique and proven platform technology,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics.  “The injectable formulation will allow delivery of the product to the fusion site through a syringe ensuring controlled and consistent delivery.  We have five clinical centers activated and have already enrolled our first patients in this trial.  We expect to complete enrollment within the coming 12 months.  The initiation of this pivotal trial for our second orthopedic product candidate and the Canadian approval of Augment Bone Graft announced earlier this week are both major milestones towards the commercialization of our exciting regenerative technology.”

Recent Company Highlights

During the last few months, the Company made advancements in its product development programs and other critical business areas:

-          In October, the Company announced positive top-line results from its North American pivotal (Phase III) randomized, controlled trial comparing Augment to autograft, the historical standard of care, for use in hindfoot and ankle fusion surgery.  The study goal was to establish non-inferiority of Augment compared to autograft.  The primary endpoint of the study is the percentage of patients fused at 24 weeks, with fusion defined as 50% or greater bone bridging on CT scans, as evaluated by an independent musculoskeletal radiologist. For the pre-specified primary endpoint, patients treated with Augment experienced a similar fusion rate (61.2%) compared with those receiving autograft (62.0%). These data met statistical non-inferiority (p=0.037; n=397 patients).   Since many patients had multiple joints treated, analysis was also performed on a per joint basis.  Non-inferiority was also established on a per joint basis, with 66.5% of joints treated with Augment fused on CT scans compared to 62.6% of joints treated with autograft (p=<0.001; n=597 joints).  The Company expects to file the third and final PMA module, containing the data from the clinical trial, to the FDA around the end of 2009.

-          The Company received approval from Health Canada to begin the marketing of its lead orthopedic product, Augment Bone Graft, as an alternative to the use of autograft in foot and ankle fusion indications in Canada.  Joint Solutions Alliance Corporation is the exclusive distributor of BioMimetic’s Augment Bone Graft product in Canada.  BioMimetic will also deploy product specialists in the Canadian market to work collaboratively with the Joint Solutions Team.  The Company expects the product will be available to customers in Canada within 30 days.

-          In November 2008, the Company completed enrollment in the EU clinical study with Augment for the treatment of foot and ankle fusions with a total enrollment of 108 patients. The Company expects that the data from the study will be available in the first half of 2010.  The data will be used in conjunction with data from the North American pivotal trial and other trials to achieve product registration worldwide.

-          The Company has initiated patient enrollment in a pivotal study in North America to assess the safety and efficacy of Augment Injectable as a substitute for autograft in foot and ankle fusion procedures.

“During the third quarter we made strong progress towards the goal of achieving our first orthopedic product approval in the United States,” said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. “We released positive, pivotal data on Augment, our lead orthopedic product candidate, which, we believe demonstrates a clear picture of non-inferiority to autograft.  We expect to submit the third and final PMA module for submission to the FDA around the end of this year.”

Additional Financial Results

As of September 30, 2009, the Company has approximately $14.3 million of cash and cash equivalents and $86.3 million of investments, which includes a total of $39.0 million of short-term and long-term investments in auction rate securities recorded at fair market value.  During the nine months ended September 30, 2009, certain of the Company’s investments in auction rate securities were redeemed or partially redeemed by the issuer at par, and certain of its auction rate securities were sold at a discount to a third party, for total proceeds of $12.3 million.  These redemption and sale transactions resulted in a $2.1 million realized gain recorded to investment income during the nine months ended September 30, 2009.  Concurrently with the redemption and sale transactions, the Company repaid $9.3 million against its note payable to Deutsche Bank, which is secured by certain of its auction rate securities, resulting in a remaining balance on the note payable of $29.8 million as of September 30, 2009.

Subsequently, in October 2009, certain of the Company’s auction rate securities were partially redeemed by the issuer at par value, and certain of its auction rate securities were sold at a discount to a third party, for total proceeds to the Company of $9.1 million.  Concurrently with these October 2009 transactions, the Company repaid an additional $4.8 million against its note payable to Deutsche Bank.  As a result, the Company classified $9.1 million of its investments in auction rate securities, and $4.8 million of its note payable, as short-term on its condensed consolidated balance sheet as of September 30, 2009.

For the three and nine months ended September 30, 2009, the Company reported total revenues of $0.4 million and $1.1 million, respectively, consisting of royalty income and sublicense fee income.  This compares to total revenues of $0.4 million and $1.4 million, respectively, for the same periods in 2008.

Research and development expenses totaled $5.2 million for the three months ended September 30, 2009, compared to $5.7 million for the same period in 2008.  For the nine months ended September 30, 2009, research and development expenses totaled $15.5 million, compared to $18.6 million for the same period in 2008.  Research and development expenses result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The decrease in 2009 research and development expenses was partially due to contract manufacturing costs, which decreased by $0.4 million and $1.7 million for the three and nine months ended September 30, 2009, respectively, since certain clinical trials came to a close in 2009.  In addition, professional services costs for clinical, validation consulting, regulatory and outside research and development, milestone expenses, salary & benefits and recruiting and relocation costs decreased by approximately $0.1 million and $1.4 million for the three and nine months ended September 30, 2009, respectively.

General and administrative expenses totaled $2.8 million for the three months ended September 30, 2009, compared to $2.2 million for the same period in 2008.  For the nine months ended September 30, 2009, general and administrative expenses totaled $7.5 million, compared to $7.1 million for the same period in 2008.  The increase resulted primarily from increases in salaries, wages and related benefits, professional services, rent and utility costs for the Company’s facilities and minimum royalty payments per the Company’s patent licensing agreements.

2009 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2009 year-end balance of cash, cash equivalents and investments to range from $88.0 to $95.0 million, and anticipates that its net cash use will be between $2.0 and $9.0 million.  This includes the $4.0 million remaining time-based payment expected later in 2009 related to the sale of its orofacial therapeutic business to Luitpold Pharmaceuticals, Inc.  Loss before income taxes for the year ending December 31, 2009 is forecasted to be in the range of $31.0 to $38.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Thursday,  November 5, 2009 at 4:30 p.m. EST to discuss the third quarter 2009 financial results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on November 5, 2009 by dialing 888-679-8040 (passcode: 72254521).  The international dial in number is 617-213-4851, and the same passcode applies.   Participants should dial in 10 minutes prior to the call if they have not pre-registered.

About BioMimetic Therapeutics

BioMimetic Therapeutics is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic copy of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of the rhPDGF-BB platform technology. Additionally, BioMimetic Therapeutics has completed and ongoing clinical trials with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin the marketing of Augment as an alternative to the use of autograft in foot and ankle fusion indications in Canada.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dentally related product and markets it through its Osteohealth Company in the United States and Canada.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$ 14,336,533	$ 17,534,963
Investments - short term	54,915,624	33,218,233
Receivables - trade	-	1,084
Receivables - other	4,503,714	11,635,778
Inventory	1,361,334	-
Prepaid expenses	591,126	503,032
Total current assets	75,708,331	62,893,090
Investments - long term	31,378,620	46,624,040
Inventory	-	1,261,987
Prepaid expenses - long term	15,663	58,673
Property and equipment, net	6,270,787	7,014,262
Capitalized patent license fees, net	3,329,706	4,983,729
Deposits	2,304,277	2,284,608
Total assets	$ 119,007,384	$ 125,120,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,646,299	$ 4,325,907
Accrued payroll, employee benefits and payroll taxes	2,009,226	2,304,016
Other accrued expenses	1,085,305	2,392,236
Current portion of capital lease obligations	18,840	18,187
Current portion of note payable	4,760,000	-
Deferred revenue	971,188	971,188
Total current liabilities	10,490,858	10,011,534
Accrued rent - related party	413,542	399,256
Capital lease obligations	20,500	34,713
Deferred revenue	15,794,471	16,520,866
Note payable	25,030,000	39,100,000
Total liabilities	51,749,371	66,066,369

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of September 30,2009
and December 31, 2008	-	-
Common stock, $0.001 par value; 37,500,000 shares authorized;
21,790,787 shares issued and outstanding as of September 30, 2009;
18,714,067 shares issued and outstanding as of December 31, 2008	21,791	18,714
Additional paid-in capital	159,246,371	131,262,570
Accumulated other comprehensive income	2,605,070	135,542
Accumulated deficit	(94,615,219)	(72,362,806)
Total stockholders’ equity	67,258,013	59,054,020
Total liabilities and stockholders’ equity	$ 119,007,384	$ 125,120,389

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Royalty income	$ 129,749	$ 169,017	$ 400,111	$ 605,012
Sublicense fee income	244,793	244,792	726,396	729,056
Other revenue	-	5,160	-	30,301
Total revenues	374,542	418,969	1,126,507	1,364,369
Costs and expenses:
Research and development	5,191,513	5,665,818	15,538,084	18,631,080
General and administrative	2,755,003	2,198,393	7,534,323	7,056,214
Depreciation and capital lease amortization	333,458	355,235	1,015,424	1,067,209
Patent license fee amortization	549,025	665,825	2,018,444	1,898,268
Total costs and expenses	8,828,999	8,885,271	26,106,275	28,652,771
Loss from operations	(8,454,457)	(8,466,302)	(24,979,768)	(27,288,402)
Interest (expense) income, net	(103,919)	97,903	(264,299)	427,726
Investment income (loss), net	642,243	(9,598,379)	2,991,654	(8,150,753)
Gain on disposal of equipment	-	-	-	5,025
(Loss) gain on disposal of orofacial therapeutic business	-	(1,875)	-	39,291,314
(Loss) income before income taxes	(7,916,133)	(17,968,653)	(22,252,413)	4,284,910
Income taxes	-	-	-	122,500
Net (loss) income	$ (7,916,133)	$(17,968,653)	$(22,252,413)	$ 4,162,410
Net (loss) income per common share:
Basic	$ (0.36)	$ (0.97)	$ (1.11)	$ 0.23
Diluted	$ (0.36)	$ (0.97)	$ (1.11)	$ 0.22
Weighted average shares used to compute
net (loss) income per common share:
Basic	21,751,983	18,566,073	20,074,256	18,481,388
Diluted	21,751,983	18,566,073	20,074,256	19,241,894